EXHIBIT 10.165

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Agreement"), is entered into this 4th day of May, 1997, by and between NuOASIS GAMING INC., a Delaware corporation ("NGI"), and NONA MORELLI'S II, INC., a Colorado corporation ("NONA"), on the basis of the following recitals:

         WHEREAS, Casino Management of America, Inc., a Utah corporation ("CMA") is a wholly owned subsidiary of NGI.

         WHEREAS, NGI desires to sell, assign and transfer to NONA all of the outstanding shares of stock of CMA ("CMA Shares") consisting of 7,500,000 shares of common stock, and NONA desires to purchase the CMA Shares for One Million Two Hundred Thirty Five Thousand Dollars ($1,235,000) upon and subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, for and in consideration of the mutual promises herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NGI and CMA agree as follows:

         SALE OF CMA SHARES.

         Upon and subject to all the terms and conditions of this Agreement, at the Closing NGI shall assign and transfer the CMA Shares to NONA, and as full consideration therefor NONA shall pay NGI One Million Two Hundred Thirty Five Thousand Dollars ($1,235,000).

         EFFECTIVE DATE AND CLOSING; DELIVERY OF CMA SHARES.

         DATE AND PLACE. The closing of this Agreement and transfer of the CMA Shares (the "Closing") shall occur at the offices of Skjerven, Morrill, MacPherson, Franklin and Friel LLP as escrow agent, at such time or date as the parties hereafter may mutually agree. The time and date of the Closing are herein called the "Closing Date".

         PAYMENT. At the Closing, NONA shall deliver to NGI through escrow the sum of $1,140,000 in certified funds and a credit of $95,000 against the payments due on the intercompany account between NONA and NGI.

         DELIVERY OF CMA SHARES. NGI shall deliver to NONA through escrow a stock certificate or certificates registered in the name of NONA the CMA Shares, and NONA shall deliver to CMA and NGI written confirmation, in form reasonably satisfactory to CMA and NGI, of its investment intent with regard to such shares, and such other or further documentation as CMA or NGI then may reasonably require in order to comply with then-applicable federal and state securities laws or applicable stock exchange requirements. The number, type and kind of the CMA Shares delivered to NONA, in each case, shall be adjusted to reflect all stock splits, stock dividends, reverse stock splits, reclassifications, mergers and similar capital changes that shall have occurred in the outstanding common stock of CMA prior to the Closing; provided, however, that neither the foregoing provision, nor any other provision of this Agreement, shall be construed to confer on NONA any of the rights, powers or benefits of ownership of shares of CMA (including without limitation cash dividends, voting rights, or stock purchase rights) as to any CMA Shares that shall not actually have been issued and delivered to NONA pursuant to this Section 2C.

         DELIVERY OF OTHER DOCUMENTS. At the Closing, each party hereto shall deliver to the other party through escrow such other and further documents, instruments and information as are herein required to be delivered at the Closing by such party or as are customarily delivered at the closing of a transaction of the type provided for in this Agreement.

         FURTHER DOCUMENTS. From time to time after the Closing, upon the reasonable request of either party, the other party will deliver such other and further instruments and documents as may be necessary to more fully vest in the requesting party the consideration provided for in this Agreement or to enable the requesting party to obtain the rights and benefits contemplated by this Agreement.

A.       REPRESENTATIONS AND WARRANTIES OF NGI.

         NGI hereby covenants with and represents and warrants to NONA that:

          1. THE CMA SHARES. The CMA Shares are and will be as of the Closing Date, owned, of record and beneficially, by NONA, free and clear of all liens, claims and encumbrances, and NGI has all necessary right and power to enter into and perform this Agreement and to assign and sell the CMA Shares to NONA as provided herein. Any necessary shareholder approval of NGI's shareholders will be obtained prior to Closing.

          2. AUTHORITY. NGI has the full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement. The Board of Directors of NGI have duly authorized the execution, delivery, and performance of this Agreement. Upon execution, this Agreement constitutes the valid, binding and enforceable obligation of NGI.

          3. STATUS OF CMA. CMA is duly organized, validly existing, and in good standing under the laws of Utah.

          4. NO CONFLICT WITH OTHER INSTRUMENT. Except as disclosed herein, the execution of this Agreement will not violate or breach any document, instrument, agreement, contract, or commitment to which NGI or CMA is a party or by which it or CMA is bound.

          5. FULL DISCLOSURE. The information concerning CMA set forth herein and in the CMA Financials, as defined below, is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact require to make the statements made, in light of the circumstances under which they were made, not misleading.

          6. FINANCIAL STATEMENTS. Financial statements of CMA for the quarter ending March 31, 1997 ("CMA Financials"), have been or will be delivered to NONA prior to the Closing Date. To the best knowledge of NGI, except as set forth in the CMA Financials, there are no liabilities, either fixed or contingent, not reflected in such financial statements other than contracts or obligations in the ordinary and usual course of business, which would constitute liens or other liabilities which, if disclosed, would alter substantially the financial condition of CMA as reflected in such financial statements. Since March 31, 1997, there have been no material changes in CMA's financial condition.

          7. CAPITALIZATION OF CMA. The capitalization of CMA is, as of the date hereof, comprised of 25,000,000 shares of authorized common stock, $.01 par value, of which approximately 7,500,000 shares are issued and outstanding.

          8. COMPLIANCE WITH LAWS. Rules and Regulations. NGI represents and warrants that it is in compliance with all applicable federal laws, rules and regulations; and all applicable state laws, rules and regulations relating to its ownership of CMA except to the extent that non-compliance would not materially and adversely affect the business, operations, properties, assets, or condition of NGI and its subsidiaries or except to the extent that non-compliance would not result in the incurring of any material liability for NGI.

          9. CONDUCT OF BUSINESS. Since March 31, 1997, except as disclosed on Exhibit "B", CMA has not (1) discharged or satisfied any liens other than those securing, or paid any obligation or liability other than current liabilities shown on the CMA Financials and current liabilities incurred since the date of the CMA Financials, in each case in the usual or ordinary course of business, (ii) mortgaged, pledged or subjected to lien any of their tangible or intangible assets (other than purchase money liens incurred in the ordinary course of business for such assets not yet paid for), (iii) sold, transferred or leased any of their assets except in the usual and ordinary course of business, (iv) canceled or compromised any material debt or claim, or waived or released any right of material value, (v) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially adversely affecting its properties, business or prospects, (vi) entered into any transaction other than in the usual and ordinary course of business, except as contemplated by this Agreement, (vii) encountered any labor difficulties or labor union organizing activities, (viii) made or agreed to any wage or salary increase or entered into any employment agreement, (ix) issued or sold any securities or granted any options with respect thereto, except as disclosed pursuant to this Agreement,
               (x)amended its Articles of Incorporation, (xi) agreed to declare or pay any distributions with respect to their outstanding capital stock, or (xii) suffered or experienced any change in, or condition affecting, the condition (financial or otherwise) of their properties, assets, liabilities, business, operations or prospects, other than changes, events or conditions in the ordinary course of their business none of which has (individually or in the aggregate) been materially adverse, except as disclosed ill the CMA Financials.

          10. LITIGATION. To the best knowledge and belief of CMA, except as disclosed in the CMA Financials or in NGI's Form 10-KSB for the year ended June 30, 1996, there is neither pending nor threatened, any action, suit or arbitration to which CMA's property, assets or business is or is likely to be subject and in which an unfavorable outcome, ruling or finding will or is likely to have a material adverse effect on the condition, financial or otherwise, or properties, assets, business or operations of CMA, or create any material liability on the part of CMA or conflict with this Agreement or any action taken or to be taken in connection herewith.

          11. CONTRACTS. Except as disclosed in the CMA Disclosure Documents, there are no contracts, actual or contingent obligations, agreements, franchises, license agreements, or other commitments to which CMA is a party or by which it or any of its properties or assets are bound which are material to the business, financial condition, or its results of operation. For purposes of the preceding sentence, the term "material" refers to any obligation or liability which by their terms calls for aggregate payments of more than $10,000.

          12. MATERIAL CONTRACT BREACHES, DEFAULTS. To the best of their knowledge and belief, CMA has not materially breached, nor have they any knowledge of any pending or threatened claims or any legal basis for a claim that CMA has materially breached, any of the terms or conditions of any agreements, contracts, or commitments to which they are a party or is bound and which are material to the business, financial condition, or results of operations of CMA, taken as a whole. To the best of their knowledge and belief, CMA is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of CMA, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which CMA has not taken adequate steps to prevent such a default from occurring.

          13. INVESTMENTS. CMA has provided, or will provide to the Company, prior to Closing, a complete and accurate description of the CMA assets, including but not limited to a list of all investments of CMA, which accurately sets forth the nature of CMA's interest or ownership in each investment and, if applicable, the jurisdictions in which the respective investments have been incorporated, organized, and currently doing business. Except for the entities identified on the list to be provided to NONA, there is no corporation, limited partnership, limited partnership, joint venture, association, trust, or other entity or organization which CMA directly or indirectly controls or in which CMA directly or indirectly owns any equity interest or any other interest.

          14. CORPORATE RECORDS. Copies of all corporate books and records, including but not limited to stock transfer ledgers, and any other documents and records of CMA will be provided to the Company at Closing. All such records and documents are complete, true, and correct.

          15. BROKERS. NGI has not agreed to pay any brokerage fees, finder's fees, or other fees or commissions with respect to the transactions contemplated in tiffs Agreement. To the best of NGI's knowledge, no person or entity is entitled, or intends to claim that they are entitled, to receive any such fees or commissions in connection with such transactions. NGI further agrees to indemnify and hold harmless NONA against liability to any broker claiming to act on behalf of NGI.

          16. DATE OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of NONA and NGI set forth in this Agreement are true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

B.       REPRESENTATIONS AND WARRANTIES OF NONA.

          1. NONA hereby represents and warrants that, effective this date and the Closing Date, the representations and warranties listed below are true and correct.

          2. ORGANIZATION AND AUTHORITY. NONA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado with the corporate power and authority to carry on its business as now being conducted. NONA has the full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement. The Board of Directors of NONA have duly authorized the execution, delivery, and performance of this Agreement. Upon execution this Agreement constitutes the valid, binding and enforceable obligation of NONA.

          3. QUALIFICATION. As of the Closing Date, NONA will be in good standing in the State of Colorado, and will be duly qualified to do business in each state and jurisdiction where the failure to qualify would have a material adverse effect on its business.

          4. NO CONFLICT. The execution of this Agreement will not violate or breach any document, instrument, agreement, contract, or commitment material to the business of NONA or to which NONA is a party, and has been duly authorized by all appropriate and necessary action.

          5. FULL DISCLOSURE. The information concerning NONA set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

          6. ABILITY TO CARRY OUT AGREEMENT. To the best of NONA's knowledge and belief, the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in, any provisions of applicable law, any agreement, instrument, judgment, order or decree to which NONA is a party or to which NONA is subject so as to give rise to a claim by anyone against NONA. Other than such violations, breaches, or defaults which, individually or in the aggregate, will not have a material adverse effect on the enforceability or validity of this Agreement or on the transactions contemplated under this Agreement. No consents of any persons under any contract or agreement required to be disclosed or disclosed pursuant to this Agreement are required for the execution, delivery, and performance by NONA of this Agreement.

          7. SECURITIES LAWS. NONA is a public company and is required to file periodic reports under Section 12(g) of the '34 Act. NONA represents that all reports required to be filed pursuant to the '34 Act and any applicable U.S. state "Blue Sky" laws have been filed.

          8. BROKERS. NONA has not agreed to pay any brokerage fees, finder's fees, or other fees or commissions with respect to the transactions contemplated in this Agreement which could give rise to a claim against the CMA Shares or any portion thereof. To the best of NONA's knowledge, no person or entity is entitled, or intends to claim that it is entitled, to receive any such fees or commissions in connection with such transactions. NONA further agrees to indemnify and hold harmless NGI against liability to any broker claiming to act on behalf of NONA.

          9. APPROVALS. Except as otherwise provided in this Agreement, to NONA's best knowledge and belief no authorization, consent, or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by NONA in connection with the execution, delivery, or performance of this Agreement, except for the filing of Form 8-K following the Closing.

          10.  DATE   OF   REPRESENTATIONS   AND   WARRANTIES.   Each   of   the
               representations and warranties of NONA set forth in this Agreement is true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

C.       DAMAGES AND LIMIT OF LIABILITY OF NGI.

         1. NGI shall be liable to NONA for any material breach of the representations, warranties, and covenants contained herein which results in a failure to perform any obligations under this Agreement, but only to the extent of the expenses actually incurred by NONA in connection with such breach or failure to perform Agreement.

D.       TERMINATION.

         This Agreement may be terminated at any time prior to the Closing Date:

         BY NONA OR NGI:

         1. If there shall be any actual or threatened action or proceeding by or before any court or any other governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such Board of Directors made in good faith and based upon the advice of legal counsel, makes it inadvisable to proceed with the transactions contemplated by this Agreement; or

         2. If the Closing shall not have occurred prior to May 15, 1997 or such later date as shall have been approved by parties hereto, other than for reasons set forth herein.

         BY NONA.

          1. If NGI shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of NGI contained herein shall be inaccurate in any material respect.

          2. BY NGI. If NONA shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of NONA contained herein shall be inaccurate in any material respect.

         EFFECT OF TERMINATION. In the event this Agreement is terminated pursuant to this Section 6, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder and each party shall bear its own costs in connection with the negotiation, preparation, and execution of this Agreement and any due diligence conducted pursuant to this Agreement.

D.       PRIVATE TRANSACTION.

         NONA understands that the CMA Shares have not been registered under the Act and the transfer of such shares hereunder is made pursuant to an exemption from registration pursuant to Regulation D and Section 4(2) of the Act, and NGI's reliance on such exemption is predicted in part on the representations set forth herein and in the Investment Letter attached hereto as Exhibit "C" ("Investment Letter").

E.       ACCESS TO INFORMATION.

         NONA and NGI represent that, by virtue of their respective economic bargaining power or otherwise, they have had access to or has been furnished with, prior to or concurrently with the execution hereof, the same kind of information that would be available in a registration statement under the Act should registration of the CMA Shares had been necessary, and that they have had the opportunity to ask questions of and receive answers from the other party, or any party acting on their behalf, concerning the business of CMA and that they have bad the opportunity to obtain any additional information, to the extent that CMA and NGI possesses such information or can acquire it without unreasonable expense or effort, necessary to verify the accuracy of information obtained or furnished by CMA or NGI.

G.       INDEMNIFICATION BY NGI.

         As provided herein,  NGI shall indemnify and hold harmless NONA for two
         (2) years following the date of Closing under this Agreement against and in respect of any liability, damage, or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses resulting from any misrepresentations, breach of covenant or warranty, or from any misrepresentation contained in any certificate furnished by NGI to NONA hereunder.

H.       INDEMNIFICATION BY NONA.

         As provided herein,  NONA shall indemnify and hold harmless NGI for two
         (2) years following the date of Closing under this Agreement against and in respect of any liability, damage, or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses resulting from any misrepresentations, breach of covenant or warranty, or from any misrepresentation contained in any certificate furnished by NONA to NGI hereunder.

I.       ADDITIONAL COVENANTS.

         Between the date hereof and the Closing Date, except with the prior written consent of NONA, NGI shall cause CMA to:

          1. CONDUCT BUSINESS AS USUAL: CMA shall conduct its business only in the usual and ordinary course and the character of such business shall not be changed nor any different business be undertaken without the written consent of NONA.

          2. NGI TO MAINTAIN CURRENT CAPITAL STRUCTURE: No change shall be made in the authorized or issued capital stock of CMA without the written consent of NONA.

          3. AVOID SPECIAL SETTLEMENTS: CMA shall not discharge or satisfy any lien or encumbrance or obligation or liability, other than current liabilities shown on the financial statements contained in the CMA Disclosure Documents, and current liabilities incurred since that date in the ordinary course of business.

          4.   AVOID   DISTRIBUTIONS:   CMA  shall  not  make  any   payment  or
               distribution to its stockholders or purchase for cash or redeem any of its shares of capital stock.

          5. AVOID ENCUMBRANCE OR CANCELLATION OF DEBT: CMA shall not mortgage, pledge, or subject to lien or encumbrance any of its assets, tangible or intangible not in the ordinary course of business. CMA shall not cancel any debts or claims or waive any rights not in the ordinary course of business.

          6. PROVIDE ADDITIONAL INFORMATION: CMA and the officers of CMA will agree that after the Closing, they will continue to furnish NONA with such additional documentation and information regarding CMA as is reasonably requested.

J.       DOCUMENTS AT CLOSING.

         At the Closing the following transactions shall occur, all of such shall transactions being deemed to occur simultaneously:

          1. ACTION BY NGI. NGI will deliver, or cause the following to be delivered to NONA through escrow:

          2. Stock certificate(s) for the CMA Shares to be issued to NONA pursuant to this Agreement together with such good and sufficient stock powers, and other good and sufficient instruments of sale, conveyance, transfer, and assignment, in form and substance satisfactory to NONA's counsel, as shall be required or as may be appropriate in order to effectively vest in NONA good, indefeasible, and marketable title to the CMA shares free and clear of all liens and encumbrances of every nature;

          3. A certificate executed by the NGI to the effect that all representations and warranties made by NGI under this Agreement are true and correct as of the Closing, the same as though originally given to NONA on said date;

          4. A certificate dated at or about the date of the Closing to the effect that CMA is in good standing under the laws of Utah;

          5. Such other instruments, documents, and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement, or which may be reasonably requested by NONA in furtherance of the intent of this Agreement.

         ACTION BY NONA.

         NONA will deliver or cause to be delivered to NGI through escrow:

          1.   A check in the sum of $1,140,000 made payable to NGI;

          2. An acknowledgment that $95,000 of the intercompany debt owed to NONA by NGI has been paid.

          3. A certificate of NONA to the effect that all representations and warranties of NONA made under this Agreement are reaffirmed on the Closing Date, the same as though originally given to NGI on said date;

          4. Such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement, or otherwise reasonably requested by NGI.

K.       MISCELLANEOUS.

         FURTHER ASSURANCES. At any time and from time to time, after the effective date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to the CMA Shares transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

          1. WAIVER. Any failure on the part of any party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

          2. COSTS AND EXPENSES. Except as otherwise provided herein, all fees, costs and expenses incurred by either party relating to this Agreement shall be paid by the party incurring the same.

          3. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested to the parties hereto, or their designees, as follows:

                  To NGI:     NuOasis Gaming Inc.
                              Park Plaza, Suite 470
                              Irvine, California 92714
                              Telephone:    (714) 833-5382
                              Telefax:         (714) 833-7854

                  To NONA:    Nona Morelli's II, Inc.
                              Park Plaza, Suite 470
                              Irvine, California 92714
                              Telephone:    (714) 833-538 I
                              Telefax:         (714) 833-7854

L. HEADINGS. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     a. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     b. GOVERNING LAW. This Agreement was negotiated and is being contracted for in the State of California, and shall be governed by the laws of the State of California, notwithstanding any conflict-of-law provision to the contrary.

     c. BINDING EFFECT. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective belts, administrators, executors, successors, and assigns.

     d. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter hereof. No oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist. No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party.

     e.   SEVERABILITY.   If  any  part  of  this  Agreement  is  deemed  to  be
          unenforceable the balance of the Agreement shall remain in full force and effect.

     f. FACSIMILE COUNTERPARTS. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and such executed copy may be delivered by facsimile of similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

     g. TITLE IS OF THE ESSENCE. Time is of the essence of this Agreement and of each and every provision hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                        "NONA"
                                        NONA MORELLI'S II, INC.

                                        By:       /S/       FRED G. LUKE
                                           ------------------------------------
                                                  Name:     Fred G. Luke
                                                  Title:    President

                                        "NGI"
                                         NuOASIS GAMING INC.

                                         By:      /S/      JOSEPH MONTEROSSO
                                            -----------------------------------
                                                  Name:    Joseph Monterosso
                                                  Title:   President